Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Penske Automotive Group, Inc. and subsidiaries and related financial statement schedule and the effectiveness of Penske Automotive Group, Inc.’s internal control over financial reporting dated February 26, 2015, appearing in the Annual Report on Form 10-K of Penske Automotive Group, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Detroit, Michigan
May 20, 2015